Exhibit 99.1

For Immediate Release

Investor Contact:	Melissa Rose
877-645-6464

Media Contact:	Erin Somers
410-953-2405

MAGELLAN HEALTH SERVICES NAMES ALLEN WISE
TO BOARD OF DIRECTORS

AVON, Conn. — May 19, 2006 — Magellan Health Services, Inc. (Nasdaq:MGLN) today announced that it has named Allen F. Wise to the Company’s board of directors. Wise fills a vacancy for a term expiring at the 2008 annual meeting of shareholders.

Steven J. Shulman, chairman and chief executive officer of Magellan, said, “Allen Wise is a respected leader in the managed health care arena, and we are privileged to have him join Magellan’s board of directors. His extensive experience leading successful diversified managed health care companies and his understanding of today’s health care landscape will be key assets to the board as we seek to further grow our business and demonstrate value to our stakeholders.”

Wise is chairman of the board of directors of Coventry Health Care, a national managed health care company based in Bethesda, Md. He previously served as a director of Coventry, and for eight years prior to that he served as the company’s president and chief executive officer. Prior to his tenure at Coventry Health Care, he was executive vice president at UnitedHealth Group, Inc., and its predecessor MetraHealth Companies, Inc. Earlier in his career, he served as president and chief executive officer of Wise Health System, a health care investment company; president and chief executive officer of Keystone Health Plan; and served as chief operating officer of Independence Blue Cross. Wise is a director and a member of the audit committee of NCO Group, Inc., a provider of accounts receivable management and other outsourced services.

About Magellan:  Headquartered in Avon, Conn., Magellan Health Services, Inc. (Nasdaq:MGLN) is the nation’s leading manager of behavioral health and radiology benefits. Its customers include health plans, corporations and government agencies.

Cautionary Statement:  Certain of the statements made in this press release constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to known and unknown uncertainties and risks which could cause actual results to differ materially from those contemplated or implied by such forward-looking statements, including (among others) risk concerning the possible election of certain of the Company’s health plan customers to manage the behavioral health care services of their members directly; renegotiation of rates paid to and/or by the Company by customers and/or to providers; higher utilization of behavioral health treatment services by members; delays, higher costs or inability to implement the Company’s initiatives; termination or non-renewal of contracts by customers; the impact of new or amended laws or regulations; governmental inquiries and/or litigation; and the impact of increased competition on the Company’s ability to maintain or obtain contracts; the impact of increased competition on rates paid to or by the Company;

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MAGELLAN HEALTH SERVICES NAMES ALLEN WISE TO BOARD OF DIRECTORS
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and other factors. Any forward-looking statements made in this document are qualified in their entirety by the more complete discussion of risks set forth in the section entitled “Risk Factors” in Magellan’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 8, 2006, and posted on the Company’s Web site.

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